Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

TESSERA AND HYNIX ENTER INTO EIGHT-YEAR PATENT LICENSING AGREEMENTS

- Pending Litigation To Be Dismissed -

San Jose, Calif.,-Jan. 2, 2013 - Tessera Technologies, Inc. (NASDAQ: TSRA) (the "Company" or "we") announced today that its Tessera, Inc. and Invensas Corporation subsidiaries each entered into new eight-year patent license agreements with SK hynix Inc.

"We are delighted that these new and broader agreements build on our long-standing and positive relationship with SK hynix, which has become the first DRAM manufacturer to reach agreements that give it access to both our Tessera, Inc. and our Invensas Corporation patent portfolios," said Robert A. Young, chief executive officer and president, Tessera Technologies, Inc. "Multi-year agreements like these benefit our customers with secure pricing and provide us with running royalties that fund new innovations."

The companies did not disclose the specific financial terms of the agreements, under which SK hynix will make a one-time payment and pay running royalties. The agreement will result in an increase in the Company's recurring royalty revenues from SK hynix beginning in Q2 2013 because the Company reports royalties one quarter in arrears. The Company and SK hynix also agreed to dismiss the antitrust lawsuit pending in California state court. The Company is neither updating its financial guidance nor providing additional financial guidance in connection with this milestone.

"Our business is connecting patented ideas to manufacturers, like SK hynix," said Young. "SK hynix now can make optimal decisions for its customers with the benefit of licenses to more than 1200 issued patents in the Tessera, Inc. and Invensas Corporation portfolios."

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the effects and duration of the new agreements with SK hynix, the strength of the Company's IP business and its patents, and future payments and running royalties and the funding and value of new innovations. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation ("DOC") of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. The Intellectual Property business, comprised of engineering, licensing, account administration and litigation teams, generates revenue from manufacturers that use its patented ideas. The DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. DigitalOptics' miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems ("MEMS")-based autofocus, extended depth of field ("EDoF"), zoom, image enhancement and optical image stabilization. DigitalOptics also offers customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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